Item 9.01 – Financial Statements and Exhibits

EXHIBIT 99.1

News Release:

Contact: Thomas W. Schneider, President and CEO (315) 343-0057

Melanie Littlejohn Elected to Pathfinder Bank Board of Directors

OSWEGO, New York (January 29, 2016) – Melanie Littlejohn has been elected to the Board of Directors of Pathfinder Bank, according to Chris Burritt, Chairman of the Board.

Ms. Littlejohn serves as the Regional Executive Director of National Grid's Upstate New York Division, where she is responsible for establishing and maintaining strong local relationships that drive superior customer satisfaction, and promoting safety and reliability of the network, emergency management, economic development initiatives, gas and electric energy efficiency programs, renewable energy solutions, and distributed resource projects in line with customer priorities within the Central New York area.

"We are very pleased to welcome Melanie to our Board of Directors," said Burritt. "Her diverse knowledge, experience, leadership, and strong community advocacy will provide an important skill set, to our Board, complementing our strategic initiatives moving forward."

Prior to 2011 when Ms. Littlejohn was named to her current position, she was the Executive Director of Energy Solutions Delivery for National Grid's Central New York division.  Ms. Littlejohn joined the company (then Niagara Mohawk) in April of 1994 as the Director of Inclusion & Diversity-US Operations.  Before joining Niagara Mohawk, Ms. Littlejohn was the Executive Director of Urban League Onondaga County. Before joining the Urban League, she was the Manager of International Client Services for Banker's Trust Company in the Wall Street District.

Ms. Littlejohn obtained a Bachelor of Arts degree in Liberal Arts from the State University of New York at Stony Brook and a Master's Degree in Business Administration from Syracuse University's Whitman School of Management. In addition, she was selected to participate in National Grid's Developing Future Business Leader's program administered by the London Center for High Performance.  She resides in Syracuse, New York, with her husband, David, and two sons, Jared and Cameron.

Ms. Littlejohn pursues an active role in the community, currently serving as the Trustee/Officer of Onondaga County Community College, Business Advisory Council for the Federal Reserve Bank of New York, Board of Directors and Executive Committee of CenterState CEO, Board of Directors of Manufacturers of Central New York, Consensus CNY (Commission Member), SUNY Morrisville Business School, Council of Advisor's, St. Joseph's Hospital, the Downtown Committee, and Say Yes to Education (Scholarship Board).

Pathfinder Bank is a New York State chartered savings bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank has nine branch offices located in Oswego, Fulton, Mexico, Lacona, Central Square, Cicero, and Syracuse.